Exhibit 99(a)(10)

Return this form to Mellon Investor Services no later November 13, 2003, 5:00 p.m. (Eastern Time).	RETURN THIS FORM OF ELECTION for shares held in the Collins Industries, Inc. Restated Tax Deferred Savings Plan (the "Plan") to Mellon Investor Services as follows:	Do you need assistance? Call Mellon Investor Services at 1-800-414-2879

By Mail: Mellon Investor Services LLC Attn: Reorganization Department Post Office Box 3301 South Hackensack, NJ 07606	By Hand: Mellon Investor Services LLC Attn: Reorganization Department 120 Broadway, 13th Floor New York, NY 10271	By Overnight Delivery: Mellon Investor Services LLC Attn: Reorganization Department 85 Challenger Rd-Mail Drop-Reorg Ridgefield Park, NJ 07660

Plan Account Name	Vested Shares as of September 30, 2003

Election Options

I hereby instruct INTRUST Bank, N.A. as Trustee of the Common Stock Fund under the Plan to tender the vested shares credited to my Plan account as indicated below. I understand that my election will apply to the vested shares credited to my Plan account as of the close of business on November 14, 2003, and that the actual number of vested shares credited to my account on that date and tendered by the Trustee may be less than or greater than the shares shown on this form.
Complete Parts A and B below.

PART A - SHARES TO BE TENDERED (choose 1 or 2 below)		PART B - TENDER PRICE (choose 3 or 4)
☐ 1.	Tender all the vested shares credited to my Plan account	☐ 3.	Tender my vested shares at a price determined by Dutch Auction (by selecting this option you will maximize the chance of the company acquiring your shares).
☐ 2.	Tender % of the vested shares credited to my Plan account (rounded down to the nearest whole number of shares)	☐ 4.	Tender my shares at the price checked below: (select one) [ ] $3.60 [ ] $4.10 [ ] $3.70 [ ] $4.20 [ ] $3.80 [ ] $4.30 [ ] $3.90 [ ] $4.40 [ ] $4.00 [ ] $4.50

You must sign and date below and return this form to Mellon Investor Services by November 13, 2003, 5:00 p.m. (est)

Signature of Plan Participant or Beneficiary

Signature

Date

Telephone Number (Include Area Code)

Important:

By signing this Form of Election and submitting it to Mellon Investor Services, you are agreeing to all of the terms of this form and you are making the following representations and warranties:

(1)
You acknowledge receiving the Memorandum to Participants in the Collins Industries, Inc. Restated Tax Deferred Savings Plan (the "Plan") and Offer to Purchase memorandum dated October 10, 2003, in connection with the offer by Collins Industries, Inc., a Missouri corporation (the "Company"), to purchase up to 1,100,000 shares of its common stock, $.10 par value per share, at a price not greater than $4.50 nor less than $3.60 per share, net to the seller in cash, without interest.

(2)
You are the Plan participant or beneficiary whose account is described in this Form of Election.

(3)
By completing and mailing this Form of Election, you are instructing the Trustee to tender all or a portion of vested shares credited to your Plan account as of the close of business on November 14, 2003, subject to the conditions set forth in the Offer to Purchase. You acknowledge and understand that the actual number of vested shares credited to your Plan account and tendered by the Trustee may be less than or greater than the number of vested shares shown on this Form of Election.

(4)
If you submit an executed Form of Election to Mellon, but do not indicate the number of vested shares you wish to tender, you will be deemed to have tendered, and Mellon will authorize and direct the Trustee to tender, all of the vested shares credited to your Plan account as of November 14, 2003.

(5)
If you submit an executed Form of Election to Mellon, but do not indicate the per share price at which you wish to tender your vested shares, you will be deemed to have tendered, and Mellon will authorize and direct the Trustee to tender, your shares at a price determined by Dutch Auction.

(6)
If you elect to tender vested shares at a price that is lower than the NASDAQ National Market closing price on the expiration date of the offer, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than that closing price. This may result in such vested shares being ineligible for purchase.

(7)
You understand that all authority conferred or agreed to be conferred in this Form of Election shall be binding upon your successors, assigns, heirs, executors, administrators and legal representatives.

(8)
You may not revoke or withdraw a Form of Election once it has been delivered to Mellon Investor Services.